Exhibit 99.1

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NEWS RELEASE

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Michelle Davidson Corporate Media Relations ARAMARK Corporation 215-238-3523	Gary Sender Investor Relations ARAMARK Corporation 215-238-3361

ARAMARK REPORTS RECORD FOURTH QUARTER AND

FISCAL YEAR SALES AND INCOME

PHILADELPHIA, PA – November 13, 2003 – ARAMARK Corporation (NYSE:RMK), a world leader in managed services, today reported record fourth quarter and full year results for fiscal year 2003. ARAMARK reported consolidated sales of $2.6 billion for its fourth fiscal quarter, a 19 percent increase from the same quarter a year ago. Sales from continuing operations for the full year 2003 were $9.4 billion, 13 percent above fiscal 2002 sales. The quarter and fiscal year contained 14 and 53 weeks, respectively, in each case one more week than the corresponding period in the prior year.

Fourth Quarter Results

ARAMARK reported income from continuing operations for the quarter of $105.3 million, or $.54 per diluted share, compared to $81.0 million, or $.40 per share, in the prior year quarter. Excluding the after-tax impact of two unusual items from the fourth quarter of 2003, for comparison purposes, income per diluted share from continuing operations increased 18 percent from $.40 to $.47. The reported results for the fourth fiscal quarter include: $32.0 million of business interruption insurance proceeds, representing the final settlement of the Company’s 9/11/01 claim, and a $10.7 million charge to write down a residual investment in a previously divested entity to its net realizable value.

Full Year Results

ARAMARK reported income from continuing operations in fiscal 2003 of $265.4 million or $1.34 per diluted share compared to $251.3 million or $1.25 per diluted share last year. Excluding from both years the per share effects of all of the items mentioned below for comparison purposes, full year income per diluted share from continuing operations increased 15 percent in 2003 from $1.10 to $1.26. Fiscal 2002’s reported results included the previously disclosed $.12 per share gain from the sale of ARAMARK’s interest in the Boston Red Sox baseball team and a third quarter $.03 per share divestiture gain. In addition to the two fourth quarter 2003 items mentioned above, in the third quarter of fiscal 2003, ARAMARK pre-paid a portion of its outstanding debt, resulting in an extinguishment charge, net of tax, of $4.7 million. ARAMARK also reached a settlement of certain open tax years and, as a result, reduced its provision for income taxes by approximately $8.4 million. These two items added $.02 to the 2003 third quarter earnings per share.

Chairman’s Comments

“We are pleased with the overall financial performance of our businesses this year, which reflects our continuing focus on organic growth, margin improvement and strong operating cash flows,” said Joseph Neubauer, Chairman and Chief Executive Officer of ARAMARK. “Our focus on these areas is evidenced by the 3 percent organic sales growth for the year, stable annual operating margins and continued robust cash flow. We were particularly pleased with the fourth quarter organic growth of 5 percent for ARAMARK and the positive organic growth trends in our U.S. business services operations and the acceleration of our facilities management organic sales growth.

“During the year, we continued to add new business at a record pace, surpassing the prior year,” Mr. Neubauer continued. “ARAMARK won $860 million in annualized new business in fiscal 2003. An increasing portion of our new business was generated from cross-selling of new services to existing clients through our Mission One growth strategy. We are pleased that our clients recognized and rewarded our outstanding client service levels as we increased our overall retention rate two percentage points to 95 percent.

“Internal cash flow, an operating metric that we define as income from continuing operations plus non-cash charges such as depreciation, amortization and deferred taxes less all net capital expenditures and non-recurring gains, was $306 million in fiscal 2003 versus $253 million in 2002. The strength of the cash flow generated by our businesses made this the appropriate time for our Board of Directors to declare a cash dividend on our common stock, which we announced on November 11, 2003.”

Food and Support Services

In ARAMARK’s Food and Support Services – U.S. segment, fourth quarter sales increased 21 percent over the same quarter a year ago. Organic sales growth for the period was 5 percent. Segment operating income increased 11 percent from a year ago, excluding the business interruption insurance proceeds mentioned above. Business Services organic growth rate was positive 1 percent, a significant improvement over the negative rates seen in the first nine months of the year. ARAMARK’s Facilities Management operations also generated much improved organic sales growth.

Sales for the Food and Support Services – International segment for the quarter increased 21 percent from last year’s fourth quarter. The impact of changes in currency translation rates between the fourth quarters of 2002 and 2003 increased reported sales growth by about 10 percentage points. Organic sales growth for the segment was 3 percent.

Uniform and Career Apparel

In ARAMARK’s Uniform Career Apparel – Rental segment, sales for the fourth quarter were up about 8 percent compared with the same quarter last year, while organic growth was flat. Operating income for the segment was down 4 percent from the prior year quarter. Net new business growth, modest price increases and solid client retention were offset by a contraction in base business and higher fuel and energy costs.

Fourth quarter sales in ARAMARK’s Direct Marketing segment rose 10 percent over the prior year quarter, 3 percent organically. Operating income for the quarter was up significantly based on a favorable mix of product sales and improved profitability for our WearGuard-Crest operation.

2004 Financial Guidance

Mr. Neubauer concluded, “Looking forward to fiscal 2004, we expect economic conditions to be relatively stable with gradual improvement from today’s market environment. As you know, fiscal 2004 is a normal, 52-week year, whereas 2003 was a 53-week year. The year over year sales impact of the extra week in 2003 is approximately 2 percent. Our estimates of organic growth rates have been adjusted for this effect.

“We believe that ARAMARK’s 2004 organic sales growth will be between 4 and 6 percent. The higher end of this range could be achieved if economic conditions, particularly employment levels, improve meaningfully. Our worldwide Food and Support Services organic growth is expected to be between 4 and 6 percent, while the combined uniform business is forecasted to deliver 1 to 3 percent organic growth. Our expectations for 2004 reflect our continuing focus on high retention rates, winning new business and growth within existing clients – all key components of our Mission One strategy. We expect to report consolidated sales for 2004 of between $9.6 and $9.9 billion.

“We anticipate 2004 diluted earnings per share to be in the range of $1.38 to $1.44 compared to $1.26 on an adjusted basis for the 53 week fiscal 2003. We currently anticipate that first quarter diluted EPS will be in the range of $.33 to $.35, compared to $.29 in the first quarter of 2003.

“Overall, I am extremely proud of the fiscal 2003 performance of the ARAMARK team members – all 200,000 of them. As our business grows and service offerings become more complex and deep-rooted in our customers’ organizations, we will rely on our outstanding people to become even more aware of our clients’ needs and to work even more diligently to build stronger, more enduring partnerships.”

In conjunction with its fourth quarter and full year fiscal 2003 earnings release, ARAMARK will discuss its results in a conference call broadcast live over the Internet on November 13, 2003 at 10:00 a.m. EST.

Interested parties are invited to log on to www.aramark.com to listen to this webcast. A recording of the conference call will be available on that website. Certain previously undisclosed financial information relating to a completed fiscal period, as well as any reconciliations for non-GAAP disclosures, that are disclosed in the conference call will be available on the Investor Relations section of ARAMARK’s website at www.aramark.com.

About ARAMARK

ARAMARK Corporation is a world leader in providing award-winning food and facilities management services to healthcare institutions, universities and schools, stadiums and arenas, international and domestic corporations, as well as providing uniform and career apparel.

In FORTUNE Magazine’s 2003 survey of the “Most Admired Companies in America,” ARAMARK ranks No. 1 in the outsourcing services category and is No. 10 among all companies included in the survey by overall score as evaluated by peers within the industry. Headquartered in Philadelphia, ARAMARK has approximately 200,000 employees serving clients in 18 countries.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts.

They use words such as “aim,” “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

The forward-looking statements regarding such matters are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

Factors that might cause such a difference include: unfavorable economic conditions, including ramifications of any future terrorist attacks; increased operating costs; shortages of qualified personnel; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; our ability to integrate and derive the expected benefits from recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; clients’ disputes of our contract determinations; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations; liability associated with non-compliance with governmental regulations, including regulations pertaining to food services and the environment; and seasonality.

For further information regarding risks and uncertainties associated with ARAMARK’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of ARAMARK’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting ARAMARK’s investor relations department via its web site www.aramark.com.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	October 3, 2003 (1)	September 27, 2002
Sales	$2,588,015	$2,180,925

Costs and Expenses:
Cost of services provided (3)	2,278,083	1,931,208
Depreciation and amortization	70,345	59,124
Selling and general corporate expenses	29,165	28,896
Other (income) expense (2)	10,700	—

	2,388,293	2,019,228

Operating income	199,722	161,697
Interest and other financing costs, net	31,473	32,856

Income from continuing operations before income taxes	168,249	128,841
Provision for income taxes	62,958	47,801

Income from continuing operations	105,291	81,040
Income from discontinued operations, net (4)	—	486

Net income	$105,291	$81,526

Earnings Per Share—Basic:
Income from continuing operations	$0.56	$0.42
Net income	$0.56	$0.42
Earnings Per Share—Diluted:
Income from continuing operations	$0.54	$0.40
Net income	$0.54	$0.40
Weighted Average Shares Outstanding:
Basic	188,743	192,593
Diluted	194,598	201,684

(1)—The fiscal 2003 fourth quarter is a fourteen week period, as fiscal 2003 is a 53-week period. The fourth quarter of fiscal 2002 is a thirteen week period.

(2)—During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million, net of tax) is included in “Other (income) expense.”

(3)—The fiscal 2003 fourth quarter includes approximately $32 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim.

(4)—In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule. AER’s results of operations and cash flows have been removed from the Company’s results of continuing operations for all periods presented.

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Fiscal Year Ended
	October 3, 2003 (1)	September 27, 2002
Sales	$9,447,815	$8,356,007

Costs and Expenses:
Cost of services provided (2)	8,506,465	7,525,323
Depreciation and amortization	262,944	229,608
Selling and general corporate expenses	115,684	115,190
Other (income) expense (3) (4)	10,700	(43,695)

	8,895,793	7,826,426

Operating income	552,022	529,581
Interest and other financing costs, net (5)	142,469	136,432

Income from continuing operations before income taxes	409,553	393,149
Provision for income taxes (5)	144,185	141,829

Income from continuing operations	265,368	251,320
Income from discontinued operations, net (6)	35,724	18,592

Net income	$301,092	$269,912

Earnings Per Share—Basic:
Income from continuing operations	$1.39	$1.32
Net income	$1.58	$1.42
Earnings Per Share—Diluted:
Income from continuing operations	$1.34	$1.25
Net income	$1.52	$1.34
Weighted Average Shares Outstanding:
Basic	190,723	190,256
Diluted	197,505	200,924

(1)—Fiscal 2003 is a 53-week year. Fiscal 2002 is a 52-week year.

(2)—The fiscal 2003 fourth quarter includes approximately $32 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim.

(3)—During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million, net of tax) is included in “Other (income) expense.”

(4)—During fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, and recorded a pre-tax gain of $5.8 million, resulting principally from the sale of a residual interest in a previously divested business. These items totaling $43.7 million ($30.8 million after-tax) are included in “Other (income) expense.”

(5)—In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, for approximately $101.9 million, including accrued interest, and retired a $45 million term loan due March 2005. These two transactions resulted in an extinguishment charge of $7.7 million ($4.7 million net of tax) which is included in “Interest and other financing costs, net” in the accompanying financial schedule. Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes, based upon the settlement of open tax years, by approximately $8.4 million.

(6)—In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule. AER’s results of operations and cash flows have been removed from the Company’s results of continuing operations for all periods presented. Included in income from discontinued operations is a net gain of $23.6 million related to the sale of AER.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	October 3, 2003	September 27, 2002
Assets
Current Assets	$1,226,592	$1,081,085
Current Assets of Discontinued Operations (1)	—	17,307
Property and Equipment, net	1,184,320	1,069,868
Goodwill	1,417,021	1,298,808
Other Assets	639,644	536,980
Noncurrent Assets of Discontinued Operations (1)	—	255,254

	$4,467,577	$4,259,302

Liabilities and Shareholders’ Equity
Current Liabilities (2)	$1,415,789	$1,249,466
Current Liabilities of Discontinued Operations (1)	—	54,096
Long-Term Borrowings	1,711,705	1,835,632
Other Liabilities	301,111	254,198
Noncurrent Liabilities of Discontinued Operations (1)	—	7,725
Total Shareholders’ Equity	1,038,972	858,185

	$4,467,577	$4,259,302

(1)—In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule.

(2)—Includes $18.2 million and $39.5 million of current maturities of long-term borrowings as of October 3, 2003 and September 27, 2002, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Fiscal Year Ended
	October 3, 2003	September 27, 2002
Cash flows from operating activities from continuing operations:
Income from continuing operations	$265,368	$251,320
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	262,944	229,608
Income taxes deferred	29,675	17,740
(Gain) loss on investments	10,700	(45,320)
Changes in noncash working capital	59,766	103,026
Net proceeds from sale of receivables	—	39,105
Other operating activities	(22,192)	(17,475)

Net cash provided by operating activities from continuing operations	606,261	578,004

Cash flows from investing activities from continuing operations:
Net purchases of property and equipment	(238,945)	(214,618)
Proceeds from sale of investments	—	76,964
Divestiture of certain businesses	248,076	3,502
Acquisitions and other investing activities	(278,346)	(897,241)

Net cash used in investing activities from continuing operations	(269,215)	(1,031,393)

Cash flows from financing activities from continuing operations:
Net proceeds from long-term borrowings	(150,706)	173,288
Proceeds from issuance of common stock	21,280	771,178
Repurchase of stock and other financing activities	(209,439)	(508,490)

Net cash provided by (used in) financing activities from continuing operations	(338,865)	435,976

Net cash provided by discontinued operations (1)	14,722	24,186

Increase in cash and cash equivalents	$12,903	$6,773

(1)—In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	October 3, 2003 (1)	September 27, 2002
Sales (4)
Food and Support Services—United States	$1,832,541	$1,520,541
Food and Support Services—International	371,570	306,172
Uniform and Career Apparel—Rental	271,062	251,538
Uniform and Career Apparel—Direct Marketing	112,842	102,674

	$2,588,015	$2,180,925

Operating Income (4)
Food and Support Services—United States (2)	$167,047	$121,784
Food and Support Services—International	12,948	11,710
Uniform and Career Apparel—Rental	31,021	32,149
Uniform and Career Apparel—Direct Marketing	7,584	4,045
Corporate and Other	(8,178)	(7,991)
Other income (expense) (3)	(10,700)	—

	$199,722	$161,697

(1)—The fiscal 2003 fourth quarter is a fourteen week period, as fiscal 2003 is a 53-week period. The fourth quarter of fiscal 2002 is a thirteen week period.

(2)—The fiscal 2003 fourth quarter includes approximately $32 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim.

(3)—During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million, net of tax) is included in “Other income (expense).”

(4)—In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule. AER’s results of operations and cash flows have been removed from the Company’s results of continuing operations for all periods presented.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Fiscal Year Ended
	October 3, 2003 (1)	September 27, 2002
Sales (5)
Food and Support Services—United States	$6,545,395	$5,716,465
Food and Support Services—International	1,423,825	1,200,806
Uniform and Career Apparel—Rental	1,030,343	1,004,170
Uniform and Career Apparel—Direct Marketing	448,252	434,566

	$9,447,815	$8,356,007

Operating Income (5)
Food and Support Services—United States (2)	$394,253	$326,707
Food and Support Services—International	60,200	46,261
Uniform and Career Apparel—Rental	111,889	121,909
Uniform and Career Apparel—Direct Marketing	26,416	22,628
Corporate and Other	(30,036)	(31,619)
Other income (expense) (3) (4)	(10,700)	43,695

	$552,022	$529,581

(1)—Fiscal 2003 is a 53-week year. Fiscal 2002 is a 52-week year.

(2)—The fiscal 2003 fourth quarter includes approximately $32 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim.

(3)—During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million, net of tax) is included in “Other income (expense).”

(4)—During fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million and recorded a pre-tax gain of $5.8 million, resulting principally from the sale of a residual interest in a previously divested business. These items totaling $43.7 million ($30.8 million after-tax) are included in “Other income (expense).”

(5)—In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule. AER’s results of operations and cash flows have been removed from the Company’s results of continuing operations for all periods presented.

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

FOURTH QUARTER AND FULL YEAR OPERATING RESULTS EXCLUDING OTHER INCOME/ UNUSUAL ITEMS

(Unaudited)

(In thousands, except per share amounts)

The fiscal 2003 fourth quarter includes approximately $32 million of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim. During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million is included in “Other (income) expense.” In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, for approximately $102 million, including accrued interest, and retired a $45 million term loan due March 2005. These two transactions resulted in a pre-tax extinguishment charge of $7.7 million which is included in “Interest and other financing costs, net”. Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes based upon the settlement of open tax years, by approximately $8.4 million. During fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, and recorded a pre-tax gain of $5.8 million, resulting principally from the sale of a residual interest in a previously divested business. These items totaling $43.7 million are included in “Other (income) expense.” These items have been excluded from the comparisons of earning per share to enhance comparability due to the size and unusual nature of these items.

	Three Months Ended			Fiscal Year Ended
	October 3, 2003	September 27, 2002	% Change	October 3, 2003	September 27, 2002	% Change
Income from continuing operations (as reported)	$105,291	$81,040		$265,368	$251,320
Add: Other expense (net of tax)	6,583	—		6,583	—
Less: Other income (net of tax)	—	—		—	(30,803)
Less: Insurance proceeds (net of tax)	(19,683)	—		(19,683)	—
Add: Debt extinguishment (net of tax)	—	—		4,687	—
Less: Tax provision adjustment	—	—		(8,439)	—

Income from continuing operations (as adjusted)	$92,191	$81,040		$248,516	$220,517

Weighted average diluted shares outstanding	194,598	201,684		197,505	200,924

Earnings Per Share—Diluted—Income from continuing operations
As reported	$0.54	$0.40	35%	$1.34	$1.25	7%
As adjusted	$0.47	$0.40	18%	$1.26	$1.10	15%

Food and Support Services—United States
Operating Income (as reported)	$167,047	$121,784	37%	$394,253	$326,707	21%
Less: Insurance Proceeds	(31,990)	—		(31,990)	—

Operating Income (as adjusted)	$135,057	$121,784	11%	$362,263	$326,707	11%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

CASH FLOW BEFORE WORKING CAPITAL AND AFTER CAPITAL EXPENDITURES (INTERNAL CASH FLOW)

(Unaudited)

(In Thousands)

Cash flow before working capital and after capital expenditures, as defined by ARAMARK, is an internal operating metric used by management to evaluate cash flows from normal operations of our business, excluding the impact of working capital changes. This metric eliminates the volatility of working capital changes which long term investors may find useful.

	Fiscal Year Ended
	October 3, 2003	September 27, 2002
Cash flow before working capital and after capital expenditures:
Income from continuing operations	$265,368	$251,320
Depreciation and amortization	262,944	229,608
Income taxes deferred	29,675	17,740
Other income and insurance proceeds, net of taxes	(13,100)	(30,803)
Net purchases of property and equipment	(238,945)	(214,618)

Cash flow before working capital and after capital expenditures	$305,942	$253,247

Reconciliation of cash flow before working capital and after capital expenditures to net cash provided by operating activities from continuing operations:	$305,942	$253,247
Net purchases of property and equipment	238,945	214,618
Other income and insurance proceeds, net of taxes	13,100	30,803
(Gain) loss on investments	10,700	(45,320)
Changes in noncash working capital	59,766	103,026
Net proceeds from sale of receivables	—	39,105
Other operating activities	(22,192)	(17,475)

Net cash provided by operating activities from continuing operations	$606,261	$578,004

Reconciliation of net purchases of property and equipment:
Purchases of property and equipment	$(267,128)	$(230,650)
Disposals of property and equipment	28,183	16,032

Net purchases of property and equipment	$(238,945)	$(214,618)

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC GROWTH

(Unaudited)

(In Thousands)

The impact of currency translation has been excluded from the comparison of quarterly and full year sales to enhance comparability in the Food and Support Services—International Segment by identifying the portion of the change in sales related to changes in foreign currency, which provides a comparison of sales on a constant currency basis. Similarly, the impact of currency translation has been excluded from the comparison of consolidated quarterly and full year sales.

	Three Months Ended			Fiscal Year Ended
Fiscal 2003 Results	October 3, 2003	September 27, 2002	% Change	October 3, 2003	September 27, 2002	% Change
Food and Support Services – International – Sales (as reported)	$371,570	$306,172	21%	$1,423,825	$1,200,806	19%
Less: Impact of Currency Translation	—	(28,203)		—	(129,759)

Food and Support Services – International – Sales (as adjusted)	$371,570	$334,375	11%	$1,423,825	$1,330,565	7%

ARAMARK Corporation Consolidated Sales (as reported)	$2,588,015	$2,180,925	19%	$9,447,815	$8,356,007	13%
Less: Impact of Currency Translation	—	(28,203)		—	(129,759)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,588,015	$2,209,128	17%	$9,447,815	$8,485,766	11%

The impact of currency translation has been excluded from the comparison of ARAMARK consolidated full year sales for fiscal 2003 periods being compared to the projected fiscal 2004 amounts. This exclusion is made to enhance comparability by identifying the portion of the change in sales related to changes in foreign currency, which provides a comparison of results on a constant currency basis when comparing fiscal 2004 projected amounts to fiscal 2003 actual results. Fiscal 2003 is a 53 week year; the year over year sales impact is approximately 2%.

	Fiscal Year Ended
Fiscal 2004 Projection	October 1, 2004	October 3, 2003	% Change
ARAMARK Corporation Consolidated Sales (as projected/reported)	$9,750,000	$9,447,815	3%
Less: Impact of Currency Translation	—	(59,711)

ARAMARK Corporation Consolidated Sales (as adjusted)	$9,750,000	$9,507,526	3%